Exhibit 99.1

                        The Brink’s Company
                        1801 Bayberry Court
                        P.O. Box 18100
                        Richmond, VA 23226-8100 USA
                        Tel. 804.289.9600
                        Fax 804.289.9770
PRESS RELEASE

Contact:                                                                                                                                                         FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709

THE BRINK’S COMPANY REPORTS FIRST-QUARTER EARNINGS
Management Reaffirms Full-Year Revenue and Profit Targets
Comparisons Affected by Prior-Year Items, Currency Impact and Retiree Costs
North American Profits Improve, Global Cost Reductions Take Effect

RICHMOND, Va., April 28, 2009 – The Brink’s Company (NYSE: BCO), a global leader in security-related services, reported first-quarter earnings from continuing operations of $22 million or 48 cents per share versus $33 million or 70 cents per share in the first quarter of 2008.  Results are summarized in the following table:
	Three Months Ended
	March 31,		Percent
(In millions, except per share amounts)	2009	2008	Change

Revenues	$733	793	(8%)
Segment operating profit	54	82	(34%)
Operating profit	42	67	(37%)
Income from continuing operations	22	33	(33%)
Net income	23	50	(54%)
Diluted earnings per share:
Continuing operations	$0.48	0.70	(31%)
Net income	0.49	1.07	(54%)
For additional details, see financial information on pages 8-12.  Amounts reported in this release are attributable to The Brink’s Company and exclude earnings related to noncontrolling ownership interests in consolidated subsidiaries.

Michael T. Dan, chairman, president and chief executive officer, said: “First-quarter results reflect solid execution by our people in a very challenging economic environment.  These results reinforce our belief that we can achieve full-year organic revenue growth in the mid to high single-digit percentage range, with a segment operating margin close to 8%.
“As expected, year-over-year comparisons of the quarterly results are affected by a variety of factors, including the impact of last year’s currency conversion project in Latin America.  In addition, deteriorating business conditions in Europe resulted in higher severance costs.  Unfavorable foreign exchange rates and higher retiree expenses also affected results.  However, we are encouraged by continued improvement in North America and the results from cost reduction efforts throughout the entire company.
“It is clear that 2009 results will continue to be affected by the global economic crisis.  European economies have slowed substantially, and recessionary trends in Latin America appear to be strengthening.  Accelerating the improvement in North America is a key to achieving our goals for 2009.
“The economic crisis will continue to test Brink’s and its competitors.  As the global leader in secure logistics, we expect to emerge from this difficult period in an even stronger position than we are in today.  Our competitive advantages include the world’s premier security brand, 150 years of security experience, a global footprint, the industry’s broadest array of value-added services, and the financial strength to navigate through our current challenges as we continue to pursue growth opportunities.  In addition, we have reduced internal costs substantially and will take additional steps to improve profitability.”

First-Quarter 2009 Versus 2008
Income from continuing operations was $22 million, down 33%.  The decline was due primarily to the inclusion in last year’s results of income from the currency conversion project in Latin America and higher retiree expenses in this year’s results, partially offset by reduced corporate costs and higher profits in North America.
Revenue declined 8%, from $793 million to $733 million.  Unfavorable currency exchange rates due to a stronger U.S. dollar reduced revenue by 11% or $89 million.  On a constant currency basis, revenue increased 4% or $28 million.  The organic revenue growth rate, which excludes currency impact and acquisitions, was 1%.  Last year’s results include $34 million of revenue related to a currency conversion project in Latin America.   Excluding this revenue from the year-over-year comparison, the organic revenue growth rate for the first quarter of this year was 6% (see Organic Revenue Growth table on page 9).

Segment operating profit was $54 million, down from $82 million last year due to lower profits in Latin America and Europe, partially offset by increased profits in North America.  The segment operating profit margin was 7.4%, down from 10.3% in the year-ago quarter.  Unfavorable currency exchange rates reduced segment profit by 5% or $4 million.
Total operating profit (segment operating profit less former operations expense and corporate costs) was $42 million, down from $67 million last year due primarily to lower segment profit and higher retiree costs, partially offset by lower corporate expenses.

International Operations
First-Quarter 2009 versus 2008

First-quarter revenue from international operations was $512 million, down 9% from $563 million in 2008 due mainly to unfavorable foreign exchange rates.  On a constant currency basis, international revenue was up 5%.
Segment operating profit from international operations was $39 million, down from $69 million in 2008, yielding an operating margin of 7.7% versus 12.2% in 2008.  The $30 million decline in year-over-year performance was driven by the non-recurrence of high-margin revenue from last year’s currency conversion project, lower profits in Europe, and a negative profit impact of $3 million related to unfavorable foreign exchange rate changes.
EMEA (Europe, Middle East, Africa):  First-quarter revenue was $293 million, down 12% (up 4% on a constant currency basis).  Operating profit declined significantly versus the year-ago quarter due to lower margins in most European countries, continued weakness in diamond and jewelry markets and $5 million in severance costs.  The company is focused on turnaround efforts in underperforming countries and will continue to pursue operating efficiencies.
Latin America:   First-quarter revenue was $199 million, down 5% (up 7% on a constant currency basis).  Year-over-year operating profit declined substantially due to the inclusion in last year’s results of income from the currency conversion project in Venezuela.  Excluding the effects of the currency conversion project and foreign exchange rate changes, operating profit improved over last year.
Asia-Pacific:   First-quarter revenue was $19 million, flat compared to 2008 (up 7% on a constant currency basis).  Operating profit declined due primarily to the negative impact of foreign exchange rates and lower diamond and jewelry volume, partially offset by higher volume in currency and precious metals.

                        North American Operations
                       First-Quarter 2009 versus 2008

First-quarter revenue in North America was $221 million, down 4% (flat on a constant currency basis), as higher average selling prices were offset by lower volume.  Segment operating profit rose 8% to $15 million due primarily to reduced labor costs, lower fuel expenses and higher selling prices.  These improvements more than offset the effect of lower volume levels, particularly in the diamond and jewelry segment of Global Services.  On a constant currency basis, operating profit rose 12%.  The operating margin for the quarter was 6.6%, up from 5.8% in last year’s first quarter.

Capital Expenditures
Capital expenditures during the quarter totaled $30 million.  Full-year capital spending in 2009 is expected to be approximately $175 million.  First-quarter depreciation and amortization was $31 million.

Corporate Expense
Total corporate expense in the first quarter of 2009 was $4 million, versus $15 million in the 2008 quarter.  The decline reflects a $5 million reduction in costs related to strategic reviews and proxy matters, a $1 million reduction in general and administrative expenses, $2 million in royalty income and a pretax gain of $3 million on the sale of real estate assets.  Full-year corporate expense is expected to be approximately $32 million, down more than 40% from $55 million in 2008.

Former Operations Expense
The first-quarter expense related to former operations was $8 million versus $1 million in the year-ago quarter.  The higher expenses, which were expected, were caused by increased costs in our primary U.S. retirement plans.  For 2009, these retirement benefit expenses related to former operations are expected to be $25 million versus a $6 million credit in 2008.

Taxes
The effective income tax rate in the first quarter of 2009 was 24.4% versus the year-ago rate of 27.7%.  The lower rate is due primarily to changes in the geographic mix of income in foreign jurisdictions and a higher current-year tax benefit in certain countries.  The effective tax rate for the full-year is expected to be between 23% and 26%.

Discontinued Operations
Income from discontinued operations was $1 million or 2 cents per share versus $17 million or 37 cents per share in the first quarter of 2008.  First-quarter 2008 results from discontinued operations include operating results from Brink’s Home Security Holdings, Inc. (“BHS”), which was spun off as an independent publicly traded company on October 31, 2008.

Noncontrolling Interests
Net income attributable to noncontrolling interests (minority shareholders in subsidiaries) was $10 million, down from $15 million due mainly to the profit decline in Latin America.

Net Income
First-quarter net income attributable to The Brink’s Company common shareholders, which includes results from continuing and discontinued operations, was $23 million or 49 cents per share versus $50 million or $1.07 per share in 2008.

Other
During the quarter, Brink’s purchased 234,456 shares of its outstanding common stock for $6 million or an average cost of $26.20 per share and now has $34 million remaining on its $100 million repurchase authorization.
On May 5, Brink’s will celebrate its 150th anniversary.  "There are very few companies with the longevity and legacy of Brink’s, and we are very proud to be celebrating our 150th anniversary,” said Michael Dan.  A special website, www.brinks150.com, showcases the company’s history from its establishment in Chicago in 1859 to its current status as the premier provider of secure transportation and cash management services.

Conference Call
The company will host a conference call today, April 28, at 10:00 a.m. eastern time to discuss this press release. Interested parties can listen to the conference call by dialing (877) 407-0778 (domestic) or (201) 689-8565 (international), or via live webcast at www.brinkscompany.com. Please dial in at least five minutes prior to the start of the call. Dial-in replay will be available through May 12, 2009, by calling (877) 660-6853 (domestic) or (201) 612-7415 (international).  The conference account number is 286 and the conference ID for the replay is 319794.  A webcast replay will also be available at www.brinkscompany.com.

About The Brink’s Company
The Brink’s Company (NYSE:BCO) is the world’s premier provider of secure transportation and cash management services.  For more information, please visit The Brink’s Company website at www.brinkscompany.com or call toll free 877-275-7488.

Forward-Looking Statements
This release contains both historical and forward-looking information.   Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” “should” and similar expressions may identify forward-looking information.  Forward-looking information in this release includes, but is not limited to, future revenue growth and earnings for The Brink’s Company, including organic revenue growth and segment operating profit margin in 2009, the impact of the current global economic crisis on overall results as well as results in each of Europe, Latin America and North America, the pursuit of growth opportunities, additional steps to improve profitability, turnaround efforts and the pursuit of operating efficiencies in underperforming operations in Europe, expected capital expenditures for 2009, full-year corporate expense, 2009 retirement benefit expenses, and the anticipated annual effective tax rate for 2009.  The forward-looking information in this release is subject to known and unknown risks, uncertainties and contingencies, which could cause actual results, performance or achievements to differ materially from those that are anticipated.

These risks, uncertainties and contingencies, many of which are beyond our control, include, but are not limited to the impact of the global economic slowdown on our business opportunities, access to the credit markets and funding requirements for pension plans and other employee benefits, the recent market volatility and its impact on the demand for our services, the implementation of investments in technology and value-added services and cost reduction efforts and their impact on revenue and profit growth, the ability to identify and execute further cost and operational improvements and efficiencies in our core businesses, the ability to cost effectively match customer demand with appropriate resources, the willingness of our customers to absorb fuel surcharges and other future price increases, the actions of competitors, our ability to identify strategic opportunities and integrate them successfully, acquisitions and dispositions made in the future, our ability to integrate recent acquisitions, decisions by our Board of Directors, regulatory and labor issues and higher security threats, the impact of turnaround actions responding to current conditions in Europe, the return to profitability of operations in jurisdictions where we have recorded valuation adjustments, the input of governmental authorities regarding the non-payment of customs duties and value-added tax, the stability of the Venezuelan economy and changes in Venezuelan policy regarding exchange rates, the potential for a devaluation of the bolivar fuerte, the absence of the currency conversion project in Venezuela, variations in costs or expenses and performance delays of any public or private sector supplier, service provider or customer, our ability to obtain appropriate insurance coverage, positions taken by insurers with respect to claims made and the financial condition of insurers, safety and security performance, our loss experience, changes in insurance costs, risks customarily associated with operating in foreign countries including changing labor and economic conditions, currency devaluations, safety and security issues, political instability, restrictions on repatriation of earnings and capital, nationalization, expropriation and other forms of restrictive government actions, costs associated with information technology and other ongoing contractual obligations, costs associated with the purchase and implementation of cash processing and security equipment, changes in the scope or method of remediation or monitoring of our former coal operations, the timing of the pass-through of certain costs to third parties and the timing of approvals by governmental authorities relating to the disposal of the coal assets, changes to estimated liabilities and assets in actuarial assumptions due to payments made, investment returns, annual actuarial revaluations, and periodic revaluations of reclamation liabilities, the funding levels, accounting treatment, investment performance and costs of our pension plans and the VEBA, whether the Company’s assets or the VEBA’s assets are used to pay benefits, projections regarding the number of participants in and beneficiaries of our employee and retiree benefit plans, black lung claims incidence, the number of dependents of mine workers for whom benefits are provided, actual retirement experience of the former coal operation’s employees, actual medical and legal expenses relating to benefits, changes in inflation rates (including medical inflation) and interest rates, changes in mortality and morbidity assumptions, mandatory or voluntary pension plan contributions, discovery of new facts relating to civil suits, the addition of claims or changes in relief sought by adverse parties, our cash, debt and tax position and growth needs, our demand for capital and the availability and cost of such capital, the nature of our hedging relationships, our financial performance, utilization of third-party advisors and our ability to hire and retain corporate staff, changes in employee obligations, overall domestic and international economic, political, social and business conditions, capital markets performance, the strength of the U.S. dollar relative to foreign currencies, foreign currency exchange rates, changes in estimates and assumptions underlying our critical accounting policies, inflation, the promulgation and adoption of new accounting standards and interpretations, seasonality, pricing and other competitive industry factors, labor relations, fuel prices, new government regulations and interpretations of existing regulations, legislative initiatives, judicial decisions, issuances of permits, variations in costs or expenses and the ability of counterparties to perform.  The information included in this release is representative only as of the date of this release, and The Brink’s Company undertakes no obligation to update any information contained in this release.

THE BRINK’S COMPANY
and subsidiaries

Condensed Consolidated Statements of Income
 (Unaudited)

	Three Months
	Ended March 31,
(In millions, except per share amounts)	2009	2008

Revenues	$732.5	792.8

Costs and expenses:
Cost of revenues	591.1	616.9
Selling, general and administrative expenses	104.3	108.7
Total costs and expenses	695.4	725.6
Other operating income (expense), net	4.6	(0.7)

Operating profit	41.7	66.5

Interest expense	(2.7)	(2.5)
Interest and other income, net	4.0	2.1
Income from continuing operations before tax	43.0	66.1
Provision for income taxes	10.5	18.3

Income from continuing operations	32.5	47.8

Income from discontinued operations	0.8	17.2
Net income	33.3	65.0
Less net income attributable to noncontrolling interests	(10.3)	(14.9)

Net income attributable to The Brink’s Company	23.0	50.1

Amounts attributable to The Brink’s Company:
Income from continuing operations	22.2	32.9
Income from discontinued operations	0.8	17.2

Net income attributable to The Brink’s Company	$23.0	50.1

Earnings per share attributable to The Brink’s Company common shareholders (a):
Basic:
Continuing operations	$0.48	0.71
Discontinued operations	0.02	0.37
Net income	0.50	1.08

Diluted:
Continuing operations	$0.48	0.70
Discontinued operations	0.02	0.37
Net income	0.49	1.07
(a) Earnings per share may not add due to rounding.

Weighted-average shares
Basic	46.3	46.5
Diluted	46.5	46.9

THE BRINK’S COMPANY
and subsidiaries

Supplemental Financial Information
(Unaudited)

SEGMENT INFORMATION
	Three Months Ended				Percentage
	March 31,				Change
(In millions)	2008	Constant-Currency Change	Currency Change	2009	As Reported	Constant-Currency

Revenues:
International	$562.5	29.0	(79.9)	511.6	(9.0%)	5.2%
North America	230.3	(0.8)	(8.6)	220.9	(4.1%)	(0.3%)
Revenues	$792.8	28.2	(88.5)	732.5	(7.6%)	3.6%

Operating profit:
International	$68.6	(25.9)	(3.3)	39.4	(42.6%)	(37.8%)
North America	13.4	1.6	(0.5)	14.5	8.2%	11.9%
Segment operating profit	82.0	(24.3)	(3.8)	53.9	(34.3%)	(29.6%)
Corporate expense, net	(14.9)	10.5	-	(4.4)	(70.5%)	(70.5%)
Former operations expense, net	(0.6)	(7.2)	-	(7.8)	200+	200+
Operating profit	$66.5	(21.0)	(3.8)	41.7	(37.3%)	(31.6%)

International	12.2%		7.7%
North America	5.8%		6.6%
Segment operating margin	10.3%		7.4%

ORGANIC REVENUE GROWTH

	Three Months Ended	% change
(In millions)	March 31,	from prior period

2007 revenues	$625.8
Effects on revenue of:
Organic revenue growth (a)	95.9	16
Acquisitions and dispositions, net	7.7	1
Changes in currency exchange rates	63.4	10
2008 revenues	792.8	27
Effects on revenue of:
Organic revenue growth (a)	9.6	1
Acquisitions and dispositions, net	18.6	2
Changes in currency exchange rates	(88.5)	(11)

2009 revenues	$732.5	(8)
(a) Organic revenue growth excluding the currency conversion project was 10% in 2008 and 6% in 2009.

THE BRINK’S COMPANY
and subsidiaries

Supplemental Financial Information (continued)
(Unaudited)

CORPORATE EXPENSE, NET

	Three Months Ended
	March 31,
(In millions)	2009	2008

General and administrative	$8.9	10.3
Royalty income:
Brand licensing fees from BHS	(1.6)	-
Other	(0.3)	(0.3)
Gain on sale of real estate	(2.7)	-
Currency exchange transaction losses, net	0.1	0.1
Strategic reviews and proxy matters	-	4.8
Corporate expense, net	$4.4	14.9

FORMER OPERATIONS EXPENSE, NET

	Three Months Ended
	March 31,
(In millions)	2009	2008

Retirement plans:
Primary U.S. plans	$6.3	(1.6)
Black lung and other plans	0.8	1.1
Administrative, legal and other, net	1.1	1.2
Gain on sale of coal assets	(0.4)	(0.1)
Former operations expense, net (a)	$7.8	0.6
(a) Included in continuing operations

THE BRINK’S COMPANY
and subsidiaries

Supplemental Financial Information (continued)
(Unaudited)

EXPENSE (INCOME) RELATED TO PRIMARY U.S. RETIREMENT PLANS

	Three Months Ended		Full Year
	March 31,		Estimated	Actual
(In millions)	2009	2008	2009	2008

Primary U.S. pension plan	$(0.5)	(3.4)	(2.0)	(12.8)
UMWA plans	6.6	0.3	26.3	0.6
Total (a)	$6.1	(3.1)	24.3	(12.2)

Included in:
Segment operating profit – North America	$(0.2)	(1.3)	(0.7)	(4.9)
Corporate expense, net	-	(0.1)	(0.1)	(0.3)
Former operations expense, net	6.3	(1.6)	25.1	(6.4)
Discontinued operations	-	(0.1)	-	(0.6)
Total	$6.1	(3.1)	24.3	(12.2)
(a)
As reported in our 2008 annual report on Form 10-K, expense related to our primary U.S. retirement plans increased in 2009 primarily as a result of a decline during 2008 in the market value of investments held by the plans.

SELECTED CASH FLOW INFORMATION

	Three Months Ended
	March 31,
(In millions)	2009	2008

Depreciation and amortization:
International	$22.1	22.1
North America	8.5	7.6
Corporate	0.1	0.1
Depreciation and amortization	$30.7	29.8

Capital expenditures:
International	$14.7	22.5
North America	14.8	9.0
Capital expenditures	$29.5	31.5

THE BRINK’S COMPANY
and subsidiaries

NON-GAAP RECONCILIATION
 (Unaudited)

Net Debt (Cash) reconciled to GAAP measures

	March 31,	December 31,
(In millions)	2009	2008

Short-term debt	$10.8	7.2
Long-term debt	220.8	181.4
Debt	231.6	188.6
Less cash and cash equivalents	(223.4)	(250.9)
Net Debt (Cash)	$8.2	(62.3)

We use Net Debt (Cash) as a measure of our financial leverage.  We believe that investors also may find Net Debt (Cash) to be helpful in evaluating our financial leverage.  This supplemental non-GAAP information should be reviewed in conjunction with the consolidated balance sheets in our quarterly report on Form 10-Q for the period ended March 31, 2009.

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